UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2018

Medley Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
1-35040	(State or other jurisdiction of incorporation)	27-4576073
(Commission File Number)		(I.R.S. Employer Identification No.)
280 Park Avenue, 6th Floor East
New York, NY 10017
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 759-0777
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Results of Operations and Financial Condition.

Amendments to the Credit Facility

On February 12, 2018 (the “Closing Date”), Medley Capital Corporation (the “Company”) entered into Amendment No. 4 to its existing Amended and Restated Senior Secured Revolving Credit Agreement (the “Amendment”), with certain lenders party thereto, ING Capital LLC, as administrative agent (the “Administrative Agent”), and, solely with respect to Section 2.8 of the Amendment, MCC Investment Holdings LLC, MCC Investment Holdings Sendero LLC, MCC Investment Holdings RT1 LLC, MCC Investment Holdings Omnivere LLC, MCC Investment Holdings Amvestar, LLC, and MCC Investment Holdings AAR, LLC, as subsidiary guarantors. The Amendment amends certain provisions of the Company’s Amended and Restated Senior Secured Revolving Credit Agreement (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Prior Facility” and, as further amended by Amendment No. 4, the “Facility”).

The Prior Facility was amended to, among other things, (i) reduce the size of the commitments and the accordion thereunder in order to decrease long-term interest expense by approximately $0.5 million, annually, (ii) decrease the minimum stockholders’ covenant to $275.0 million and (iii) decrease the minimum net worth covenant to $250.0 million. The proceeds of the Facility drawn on the Closing Date were used in part to prepay in full all Loans as defined in and outstanding on the Closing Date under the Amended and Restated Senior Secured Term Loan Credit Agreement, dated as of July 28, 2015, by and among the Company, certain lenders party thereto, ING Capital LLC, as administrative agent, and certain subsidiary guarantors party thereto (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3).

As of February 12, 2018, total commitments under the Facility are $150.0 million.

Borrowings under the Facility are subject to, among other things, a minimum borrowing/collateral base and substantially all of the Company’s assets are pledged as collateral under the Facility. In addition, the Facility requires the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants. The documentation for the Facility also includes default provisions such as the failure to make timely payments under the Facility, the occurrence of a change in control and the failure by the Company to materially perform under the operative agreements governing the Facility, which, if not complied with, could accelerate repayment under the Facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01     Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1
Amendment No. 4 to Amended and Restated Senior Secured Revolving Credit Agreement, dated as of February 12, 2018, by and among the Company as borrower, MCC Investment Holdings LLC, MCC Investment Holdings Sendero LLC, MCC Investment Holdings RT1 LLC, MCC Investment Holdings Omnivere LLC, MCC Investment Holdings Amvestar, LLC, and MCC Investment Holdings AAR, LLC, as subsidiary guarantors, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2018		MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer